UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934


                          (Amendment No. 6)*


                  Fidelity National Information Services
                             (Name of Issuer)

                               Common Stock
                      (Title of Class of Securities)

                                31620M106
                              (CUSIP Number)

                             October 31, 2012
         (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


















CUSIP: 31620M106                                                Page 1 of 6

 1   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Capital World Investors **


 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
     INSTRUCTIONS)                                                 (a)

                                                                    (b)
 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

             5   SOLE VOTING POWER

                  NONE


             6   SHARED VOTING POWER
 NUMBER OF
   SHARES         NONE
BENEFICIALL
 Y OWNED BY
             7   SOLE DISPOSITIVE POWER
    EACH
 REPORTING        NONE
   PERSON
   WITH:
             8   SHARED DISPOSITIVE POWER

                  NONE

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     NONE          Beneficial ownership disclaimed pursuant to Rule 13d-4



 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0.0%

 12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA

** A division of Capital Research and Management Company (CRMC)






CUSIP: 31620M106                                                Page 2 of 6

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                             Schedule 13G
               Under the Securities Exchange Act of 1934

Amendment No. 6

Item 1(a)     Name of Issuer:
       Fidelity National Information Services

Item 1(b)     Address of Issuer's Principal Executive Offices:
       601 Riverside Avenue
       Jacksonville FL 32204

Item 2(a)     Name of Person(s) Filing:
       Capital World Investors

Item 2(b)     Address of Principal Business Office or, if none,
       Residence:
       333 South Hope Street
       Los Angeles, CA 90071

Item 2(c)     Citizenship:   N/A

Item 2(d)     Title of Class of Securities:
       Common Stock

Item 2(e)     CUSIP Number:
       31620M106

Item 3 If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
       (e)      [X]     An investment adviser in accordance with
            section 240.13d-1(b)(1)(ii)(E).

Item 4     Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


       (a)    Amount beneficially owned:
       (b)    Percent of class:
       (c)    Number of shares as to which the person has:
       (i)    Sole power to vote or to direct the vote:
       (ii)   Shared power to vote or to direct the vote:
       (iii)  Sole power to dispose or to direct the disposition of:
       (iv)   Shared power to dispose or to direct the disposition of:

       See page 2

       N/A
Item 5 Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP: 31620M106                                                Page 3 of 6

Item 6     Ownership of More than Five Percent on Behalf of Another
       Person: N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person: N/A

Item 8     Identification and Classification of Members of the Group:
       N/A

Item 9     Notice of Dissolution of Group:  N/A

Item 10     Certification

       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Date:          November 9, 2012

        Signature:     Robert W. Lovelace***
        Name/Title:    Robert W. Lovelace - Senior Vice
                       President
                       Capital World Investors




        ***By  /s/ Michael J. Triessl
               Michael J. Triessl
               Attorney-in-fact

          Signed pursuant to a Power of Attorney dated October 12, 2012 included as Exhibit to this Schedule 13G.















CUSIP: 31620M106                                                Page 4 of 6









                           POWER OF ATTORNEY

     The undersigned do hereby appoint Donald H. Rolfe and Michael J. Triessl, and each of them, acting singly, with full power of substitution, as the true and lawful attorney of the undersigned, to sign on behalf of the undersigned in respect of the ownership of equity securities deemed held by the undersigned, Capital World Investors, American Balanced Fund, American High-Income Trust, The Bond Fund of America, Inc., EuroPacific Growth Fund, American Funds Fundamental Investors, The Growth Fund of America, Inc., The Income Fund of America, New Perspective Fund, Inc., New World Fund, Inc., SMALLCAP World Fund, Inc., American Funds Insurance Series (Asset Allocation Fund, Global Growth Fund, Global Growth and Income Fund, New World Fund, Growth Fund), and Washington Mutual Investors Fund, and to be reported pursuant to Sections 13(d) 13(f) and 13(g) of the Securities Exchange Act of 1934, as amended, and to execute joint filing agreements with respect to such filings.

     IN WITNESS WHEREOF, this Power of Attorney, has been executed as th
of the 12   day of October, 2012.

Capital World Investors

/s/ Alan N. Barro
__________________________________
Name:      Alan N. Barro
Title:     Senior Vice President

Washington Mutual Investors Fund

/s/ Jennifer L. Butler
__________________________________
Name:     Jennifer L. Butler
Title:     Secretary

American Balanced Fund
American Funds Fundamental Investors
The Growth Fund of America, Inc.
The Income Fund of America
SMALLCAP World Fund, Inc.

/s/ Patrick F. Quan
___________________________________
Name:     Patrick F. Quan
Title:     Secretary

American High-Income Trust
The Bond Fund of America, Inc.

/s/ Courtney R. Taylor
___________________________________
Name:     Courtney R. Taylor
Title:     Secretary
CUSIP: 31620M106                                                Page 5 of 6


EuroPacific Growth Fund
New Perspective Fund, Inc.
New World Fund, Inc.

/s/ Vincent P. Corti
___________________________________
Name:     Vincent P. Cort
Title:     Secretary


American Funds Insurance Series

/s/ Steven I. Koszalka
___________________________________
Name:     Steven I. Koszalka
Title:     Secretary













































CUSIP: 31620M106                                                Page 6 of 6